Calculation of Filing Fee Tables

Form N-2

(Form Type)

Banner Ridge DSCO Private Markets Fund

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carryforward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Shares of Beneficial Interest	457(o)	—	—	$1,000,000(1)	.00015310	$153.10
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
Total Offering Amounts						$1,000,000		$153.10
Total Fees Previously Paid								$0.00
Total Fee Offsets								—
Net Fee Due								$153.10

(1)	Estimated solely for purposes of calculating the registration fee, pursuant to Rule 457(o) under the Securities Act of 1933.